Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-228732 on Form S-4 of our report dated February 27, 2018, except for the impact of the matters discussed in Note 2 pertaining to the adoption of revised accounting guidance related to certain net periodic pension and other postretirement benefit costs, restricted cash and equivalents and certain distributions from equity method investees, as to which the date is June 6, 2018, relating to the consolidated financial statements of Dominion Energy, Inc. and its subsidiaries (“Dominion Energy”) included its Current Report on Form 8-K dated June 6, 2018, and our report dated February 27, 2018, with respect to the effectiveness of internal control over financial reporting of Dominion Energy, included in its Annual Report on Form 10-K for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the consent statement/prospectus, which is part of this Registration Statement..

/s/ Deloitte & Touche LLP

Richmond, Virginia

January 4, 2019